EXHIBIT 99.1

Community Shores Bank Corporation Announces Additional Foreclosed Asset Charges and Additional Provision to the Allowance for Loan Losses

MUSKEGON, Mich., March 25, 2010 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation (Nasdaq:CSHB) announced that it has revised its estimates for year end Allowance for Loan Losses and Foreclosed Asset valuations. The revisions will affect operating results for the fourth quarter and full year of 2009. The total of the revisions was $1,281,000; $736,000 in additional foreclosed asset impairment and $545,000 in additional provision for loan losses.

As a result of the additional expenses, the net loss for the fourth quarter of 2009 increased to $2,785,000 ($1.90 per diluted share) up from an original reported loss of $1,508,000 ($1.03 per diluted share). Full year losses rose to $4,962,000 ($3.38 per diluted share) compared to losses of $3,681,000 ($2.51 per diluted share) reported on January 29, 2010. The additional expense resulting from the above changes reduced the capital ratio of the Company's subsidiary, Community Shores Bank (the "Bank"), but the Bank remained above the regulatory minimum to be well capitalized at a level of 10.41%.

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $231 million in assets. The Company's stock is listed on the NASDAQ Capital Market under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com .

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market and other factors, including risk factors referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Community Shores Bank Corporation
          Heather D. Brolick, President and CEO
            1-231-780-1845
            hbrolick@communityshores.com
          Tracey A. Welsh, Senior Vice President and CFO
            1-231-780-1847
            twelsh@communityshores.com